Exhibit 99.1

COMTECH TELECOMMUNICATIONS CORP.
ANNOUNCES PROMOTION OF RICH LUHRS TO PRESIDENT OF COMTECH SYSTEMS, INC. AND RETIREMENT OF DICK BURT AFTER 40 YEARS WITH COMTECH

Melville, New York, October 3, 2019 - Comtech Telecommunications Corp. (NASDAQ: CMTL) announced today that Rich Luhrs has been promoted to President of its Orlando, Florida-based subsidiary, Comtech Systems, Inc. (“Comtech Systems”) and that Dick Burt will be retiring after 40 years with the Company. Comtech Systems provides high-performance transmission products including over-the-horizon microwave and troposcatter systems and is part of Comtech’s Government Solutions segment.

Rich Luhrs has decades of technical management experience and a diverse background in providing secure wireless communications. Mr. Luhrs started his career in the U.S. Air Force, which he served in for 9 years. He began as a Nuclear Weapon Systems Specialist and completed his military service as a Space Systems Engineer. He joined Comtech Systems in 2004 and quickly demonstrated his leadership and management skills. Mr. Luhrs was named General Manager of Comtech Systems in 2017 in anticipation of Mr. Burt’s retirement.

Dick Burt has had a distinguished career at Comtech and first joined Comtech in 1979. Mr. Burt helped establish Comtech Systems in 1984, was named President of Comtech Systems in 1989 and was named Senior Vice President of Comtech in 1998. Mr. Burt will serve as a Senior Advisor to ensure a smooth transition.

In commenting on the transition in leadership, Fred Kornberg, President and Chief Executive Officer of Comtech Telecommunications Corp., noted, “Dick Burt has been a key member of the Comtech team for 40 years and has been instrumental in the success that we have achieved today. I congratulate him for a job well done and thank him for all of his efforts.”

Mr. Kornberg added, “Rich Luhrs has the ideal background and skill set to take over the reins as President of Comtech Systems. Given his deep technical background and strong focus on customer relationships, I have no doubt he will develop his own successful track record.”

Comtech Systems, Inc. (www.comtechsystems.com) specializes in system design, integration, supply and commissioning of turnkey communication systems including over-the-horizon microwave, line-of-sight microwave and satellite.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company sells products to a diverse customer base in the global commercial and government communications markets.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL
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Media Contact:
Michael D. Porcelain, Senior Vice President and Chief Operating Officer
631-962-7000
info@comtechtel.com